Smith Barney Managed Municipals Fund Inc.

Results of a Special Meeting of Shareholders

On October 21, 2005, a Special Meeting of Shareholders was held for the following purpose: 1) to approve a new management agreement and
2) to elect Directors. The following table provides the number of votes cast for, against or withheld, as well as the number of abstentions and broker non-votes as to each matter voted on at the Special Meeting of Shareholders.


Item Voted on			Votes For	VotesAgainst
New Management Agreement	83,498,700.449	2,435,932.901

				Abstentions	BrokerNon-Votes
				3,184,701.443	2,982,754.000


Election of Directors*


Nominees:		Votes For	Authority Withheld Abstentions
Dwight B. Crane		88,526,578.466	3,575,510.327		0.000
Burt N. Dorsett		88,424,076.754	3,678,012.039		0.000
Elliot S. Jaffe		88,347,442.761	3,754,646.032		0.000
Stephen E. Kaufman	88,383,279.898	3,718,808.895		0.000
Cornelius C. Rose Jr.	88,431,236.880	3,670,851.913		0.000
R. Jay Gerken		88,358,324.125	3,743,764.668		0.000
*Directors are elected by the shareholders of the Fund.